Exhibit 10.3

EXECUTION VERSION

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”) is made and entered into as of November 18, 2019 by and among Acacia Research Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard are parties to that certain Securities Purchase Agreement, dated as of November 18, 2019 (the “Purchase Agreement”), and Registration Rights Agreement, dated as of November 18, 2019 (collectively with the Purchase Agreement, the “Investment Agreements”), pursuant to which Starboard (i) has become the holder of 350,000 shares of Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Shares”) and Series A Warrants (the “Series A Warrants”) exercisable to purchase up to 5,000,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), (ii) may receive Series B warrants (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”) exercisable to purchase Common Stock and (iii) has the option to acquire senior secured notes of the Company (the “Notes”) in an aggregate principal amount of up to $365 million (subject to certain limitations, including the consent of the Company) on or prior to the announcement of an Approved Investment (as defined in the Purchase Agreement);

WHEREAS, in connection with the investment contemplated by the Investment Agreements, the Company and Starboard have determined to come to an agreement with respect to certain governance matters, including the composition of the Board of Directors of the Company (the “Board”) and the composition of certain committees of the Board, as well as certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Appointments and Related Agreements.

(a) Board Appointments

(i) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective immediately following the execution of this Agreement, to (A) increase the size of the Board from six (6) to seven (7) members and (B) appoint Jonathan Sagal (the “Initial Starboard Appointee” and together with the Additional Appointees (as defined below), the “Appointed Directors”) as a director of the Company.

(ii) Starboard shall also have the right, following the execution of this Agreement, to recommend two (2) additional directors (when appointed, the “Additional Appointees”) for appointment to the Board, either of whom may be: (i) a partner or senior employee of Starboard (the “Additional Starboard Appointee” or the “Additional Starboard

Appointees”, as applicable, and together with the Initial Starboard Appointee, the “Starboard Appointees”) and/or (ii) another individual, in each case, who meets the criteria set forth in this Section 1(a)(ii). Any Additional Appointee must (A) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and (C) have the relevant financial and business experience to be a director of the Company (in the case of each of (B) and (C), as reasonably determined by the Nominating and Corporate Governance Committee). The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether any candidate recommended by Starboard as an Additional Appointee meets the foregoing criteria within five (5) business days after (1) such Additional Appointee candidate has submitted to the Company the documentation required by Section 1(c)(v) and (2) representatives of the Board have conducted customary interview(s) of such Additional Appointee candidate, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(ii) as promptly as practicable, but in any case, assuming reasonable availability of the applicable Additional Appointee candidate, within ten (10) business days, after Starboard’s submission of such Additional Appointee candidate. Notwithstanding the foregoing, any candidate recommended by Starboard as an Additional Starboard Appointee will be deemed reasonably acceptable to the Nominating and Corporate Governance Committee and the Board and will be approved and appointed to the Board no later than five (5) business days following the submission of the documentation to the Company required by Section 1(c)(iv) and Section 1(c)(v), so long as such Additional Starboard Appointee qualifies as “independent” pursuant to the Nasdaq Stock Market listing standards. Without limiting the rights of Starboard in accordance with the proviso to the previous sentence, in the event the Nominating and Corporate Governance Committee does not accept an Additional Appointee candidate recommended by Starboard, Starboard shall have the right to recommend further Additional Appointee candidate(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of an Additional Appointee by the Nominating and Corporate Governance Committee, the Board shall promptly determine whether such nominee is reasonably acceptable to the Board, and if such nominee is reasonably acceptable to the Board, shall vote on the appointment of such Additional Appointee to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such Additional Appointee and shall take all necessary actions (including by increasing the size of the Board) to appoint such Additional Appointee to the Board; provided, however, that if the Board does not appoint any candidate recommended by Starboard as an Additional Appointee to the Board pursuant to this Section 1(a)(ii), the Parties shall continue to follow the procedures of this Section 1(a)(ii) until two Additional Appointees have been appointed to the Board. Effective upon the appointment of an Additional Appointee to the Board, such Additional Appointee will be considered an Appointed Director for all purposes of this Agreement.

(iii) If any Appointed Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve or is not serving as a director at any time prior to the expiration of the Governance Period (as defined below), and at such time Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange

Act (as defined below)) in the aggregate at least the lesser of 4.0% of the Company’s then-outstanding Common Stock (on an as-converted basis, as applicable) and 2,013,732 shares of Common Stock (on an as-converted basis, as applicable) (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a person to be a Replacement Director in accordance with this Section 1(a)(iii) (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”). For the avoidance of doubt, any Replacement Director replacing any Appointed Director (irrespective of whether such Appointed Director is a Starboard Appointee) can be either (A) a Starboard partner or senior employee or (B) another individual, in each case who meets the criteria set forth in this Section 1(a)(iii). Any Replacement Director must (A) be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board and the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and (C) have the relevant financial and business experience to be a director of the Company (in the case of each of (B) and (C), as reasonably determined by the Nominating and Corporate Governance Committee). Any Replacement Director who is replacing an Appointed Director and who is a partner or senior employee of Starboard will be deemed reasonably acceptable to the Nominating and Corporate Governance Committee and the Board and will be approved and appointed to the Board no later than five (5) business days following the submission of the documentation to the Company required by Section 1(c)(iv) and Section 1(c)(v), so long as such Replacement Director qualifies as “independent” pursuant to the Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such Replacement Director (other than any Starboard partner or senior employee who is covered by the prior sentence) meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the documentation required by Section 1(c)(v) and (2) representatives of the Board have conducted customary interview(s) of such nominee, if such interviews are requested by the Board or the Nominating and Corporate Governance Committee. The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee. In the event the Nominating and Corporate Governance Committee does not accept a person recommended by Starboard as the Replacement Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall promptly determine whether such nominee is reasonably acceptable to the Board, and if such nominee is reasonably acceptable to the Board, shall vote on the appointment of such Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Director is elected to the Board. Subject to Nasdaq Stock Market rules and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Subject to Nasdaq Stock Market rules and applicable law, until such time as any Replacement Director is appointed to any applicable committee, the other Appointed Director (as designated by Starboard) will be provided the opportunity to serve as an interim member of such applicable committee.

(iv) During the period commencing with the date hereof through the expiration of the Governance Period, the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at any annual meeting of stockholders of the Company held during the Governance Period) so that the size of the Board is no more than seven (7) directors; provided, however, the Board may be increased during this period (i) solely to accommodate the appointment of the Additional Appointees, (ii) upon Starboard’s written consent to increase the size of the Board or (iii) if stockholders of the Company take such actions to increase the size of the Board.

(b) Board Committees.

(i) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions (including any necessary appointments) to (i) form a Strategic Committee of the Board (the “Strategic Committee”), which will be tasked with, among other things, sourcing and performing due diligence on potential acquisition targets and intellectual property or other investment opportunities, with the goal of finding one or more Approved Investments, and (ii) appoint the Initial Starboard Appointee as well as two (2) current directors, Clifford Press and Alfred V. Tobia, Jr., to the Strategic Committee, with Clifford Press serving as its Chairman. During the Governance Period, unless otherwise agreed by Starboard, the Strategic Committee shall be composed of three (3) directors, including the Initial Starboard Appointee (or his Replacement Director). Subject to Nasdaq Stock Market rules and applicable law, in the event the Initial Starboard Appointee shall for any reason cease to serve on the Strategic Committee, until such time as a Replacement Director is appointed to the Strategic Committee, at least one other Appointed Director will be provided the opportunity to serve as an interim member of the Strategic Committee.

(ii) During the Governance Period, in addition to the Initial Starboard Appointee, one (1) or more Starboard partners or senior employees (the “Starboard Observers”), shall have the right to attend and participate in meetings of the Strategic Committee and shall receive copies of all documents distributed to the Strategic Committee, including notice of all meetings of the Strategic Committee, all written consents executed by the Strategic Committee, all materials prepared for consideration at any meeting of the Strategic Committee, and all minutes related to each meeting of the Strategic Committee contemporaneous with their distribution to the members of the Strategic Committee. The Starboard Observers shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Strategic Committee during the Governance Period (whether such meetings are held in person, telephonically or otherwise). Notwithstanding the foregoing, the Company reserves the right to exclude the Starboard Observers from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary (including, without limitation, to preserve the attorney-client privilege, or avoid a conflict of interest). As a condition to serving as a Starboard Observer, Starboard shall deliver to the Company an executed confidentiality agreement in a form provided by the Company and to be agreed between the Parties.

(iii) Immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to appoint the Initial Starboard Appointee to the Nominating and Corporate Governance Committee.

(iv) During the Governance Period, each committee and subcommittee of the Board, including any new committee(s) and subcommittee(s) that may be established, shall include at least one (1) Appointed Director, provided that at least one (1) Appointed Director satisfies any Nasdaq listing standards and legal requirements for service on any such committee with respect to financial expertise and independence.

(v) Subject to Nasdaq rules and applicable laws, during the Governance Period, the Board and all applicable committees of the Board shall give each of the Appointed Directors the same due consideration for membership to each other committee of the Board as any other independent director.

(c) Additional Agreements.

(i) Starboard shall comply, and shall cause each of its controlled Affiliates and Associates and any Starboard Appointee (or any Replacement Director thereof who is not Independent of Starboard) to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate or any Starboard Appointee (or any Replacement Director thereof who is not Independent of Starboard). As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) During the Governance Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its controlled Affiliates and Associates not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(c)(ii).

(iii) During the Governance Period, Starboard shall appear in person or by proxy at each annual meeting of the Company’s stockholders, be present for quorum purposes and vote all Series A Preferred Shares and any shares of Common Stock beneficially owned by Starboard (as determined under Rule 13d-3 promulgated under the Exchange Act), as applicable, at such meeting (A) in favor of all of the Company’s nominees, (B) in favor of the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ended December 31, 2020 (and, with respect to any future year during the Governance Period, any other independent auditor as the Board may recommend for the applicable fiscal year), (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay”

proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at such annual meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” or any other Company proposal or stockholder proposal presented at any annual meeting of the Company’s stockholders held during the Governance Period (other than proposals relating to the nomination or election of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Nothing in this Section 1(c)(iii) shall be deemed to prevent, or in any manner limit, Starboard’s ability to vote all the Series A Preferred Shares and any shares of Common Stock or other securities beneficially owned by Starboard, as applicable, in any manner that it sees fit with respect to any of the proposals or other actions contemplated by the Investment Agreements that may be presented for stockholder approval during the Governance Period, including, without limitation, with respect to the Series A Preferred Shares, the Notes, the Warrants, any Approved Investment or the issuance of any other securities contemplated thereby.

(iv) On the date of this Agreement (or in the case of a Replacement Director who is not independent of Starboard, prior to the effectiveness of such appointment), Starboard shall cause any Starboard Appointee (or Replacement Director, as applicable) to deliver to the Company an irrevocable resignation letter pursuant to which such Starboard Appointee (or Replacement Director, as applicable) shall resign from the Board and all applicable committees thereof if Starboard fails to satisfy the Minimum Ownership Threshold at any time after the date of this Agreement.

(v) Starboard acknowledges that, prior to the date of this Agreement, each Appointed Director and prior to any appointment, each Replacement Director, is required to submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire, an executed consent of the Appointed Director (or Replacement Director, as applicable) to serve as a director if appointed pursuant to the terms hereof and to be included in the proxy statement or other filings under applicable law or stock exchange rules or listing standards and any other information reasonably requested by the Company that is required (1) to be or customarily disclosed for all applicable directors, candidates for directors, and their Affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards and (2) in connection with assessing eligibility, independence and other criteria applicable to all directors or satisfying compliance and legal obligations applicable to all independent directors.

(vi) Starboard has not, directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate any Appointed Director (or Replacement Director, as applicable) who is Independent of Starboard for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its Affiliates or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

(vii) Starboard and any Starboard Appointee agree that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse such Starboard Appointee (or any Replacement Director of such Starboard Appointee who is not independent of Starboard) from any Board or committee or subcommittee meeting or portion thereof (A) at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (1) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement or any of the Investment Agreements or the Certificate of Designation with respect to the Series A Preferred Shares (the “Certificate of Designation”), (2) any action or proposed transaction that would trigger any provision of the Certificate of Designation in which the holders of the Series A Preferred Shares have a right different from a right of the holders of Common Stock, (3) any action taken (i) in respect of or (ii) in response to actions taken or proposed by Starboard or its Affiliates, in each case, with respect to the Company or its Affiliates, or (4) any proposed transaction between the Company and Starboard or its Affiliates and (B) to the extent necessary to avoid any potential or actual conflict of interest or when not doing so would otherwise be inconsistent with the Board’s fiduciary duties. Notwithstanding anything to the contrary herein, Starboard agrees that the Board or any committee thereof may form a committee or subcommittee of the Board excluding any Starboard Appointee to address any situation involving clauses (A)(1) through (A)(4) and (B) above.

(viii) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the Next Proximate Annual Meeting (as defined below), as applicable, that each of the Appointed Directors is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term) under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such incentive plans, options plans, employment agreements, loan agreements or indentures of the Company, including, without limitation, any retention plan, severance plan, or change-in-control severance plan.

2. Governance Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) days prior to the deadline for the submission of stockholder nominations for the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) pursuant to the Company’s Second Amended and Restated Bylaws (the “Bylaws”) or (y) the date that is one hundred (100) days prior to the first anniversary of the Company’s 2019 annual meeting of stockholders (such period, as may be extended as a result of the exercise of the Continuation Option, the “Governance Period”), Starboard shall not, and shall cause each of its controlled Affiliates and Associates and any Starboard Appointee (and any Replacement Director thereof who is not Independent of Starboard) not to, in each case directly or indirectly, in any manner:

(i) Engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii) form, join, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to shares of the Company’s common stock or any other class or series of stock of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii) deposit any shares of Common Stock, Series A Preferred Shares or any other securities of the Company in any voting trust or subject any shares of Common Stock or any other securities of the Company to any arrangement or agreement with respect to the voting of any shares of Common Stock, Series A Preferred Shares or any other securities of the Company, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors, in each case in opposition to the recommendation of the Board; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting, or any subsequent annual meeting of stockholders to the extent Starboard has exercised the Continuation Option, so long as such actions do not create a public disclosure obligation for Starboard or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any action by written consent of stockholders or referendum of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, scheme of arrangement, takeover, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination (each, an “Extraordinary Transaction”) involving the Company and Starboard, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any Extraordinary Transaction with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders or act by written consent, except, in each case, with respect to any proposals, offers, statements, meetings of stockholders, or other actions expressly contemplated by the Investment Agreements, including, without limitation, with respect to the Series A Preferred Shares, the Notes, the Warrants, any Approved Investment or any other securities or instruments contemplated thereby;

(vi) seek, alone or in concert with others, representation on the Board or removal of any member of the Board, except as specifically permitted in Section 1;

(vii) advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or in connection with any consent solicitation with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the Series A Preferred Shares and any shares of the Company’s common stock or any other class or series of stock of the Company that it beneficially owns as Starboard determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(c)(iii)).

(c) During the period beginning fifteen (15) days prior to the expiration of the Governance Period and ending at 11:59 PM ET on the day that is three (3) business days prior to the expiration of the Governance Period (the “Continuation Deadline”), Starboard may, at its sole discretion and so long as Starboard satisfies the Minimum Ownership Threshold at such time (the “Continuation Option”), provide written notice (the “Continuation Notice”) to the Company of Starboard’s determination to continue the Governance Period for all purposes of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the Second Proximate Annual Meeting of Stockholders (as defined below) pursuant to the Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the Next Proximate Annual Meeting (as defined below). If Starboard provides a Continuation Notice, then the Governance Period shall be automatically extended as set forth in the previous sentence of this Section 2(c), and, subject to their consent to serve and the other requirements set forth in Section 1(c)(iv), as applicable, and Section 1(c)(v), the Board and all applicable committees of the Board shall take all necessary actions to nominate the Appointed Directors (or any Replacement Director(s), as applicable) for election as directors at the Next Proximate Annual Meeting and recommend, support and solicit proxies for the election of the Appointed Directors (or any Replacement Director(s), as applicable) at the Next Proximate Annual Meeting in the same manner as it recommends, supports, and solicits proxies for the election of all other directors. For the avoidance of doubt, Starboard shall be permitted to exercise a Continuation Option prior to the applicable Continuation Deadline, as set forth under this Section 2(c), in connection with the Next Proximate Annual Meeting. In the event that Starboard does not exercise the Continuation Option prior to the applicable Continuation Deadline, the Governance Period shall expire pursuant to Section 2(a) and no further Continuation Option shall be available. For purposes of this Agreement, “Next Proximate Annual Meeting” shall mean the next upcoming annual meeting of stockholders and “Second Proximate Annual Meeting” shall mean the next upcoming annual meeting of stockholders after the Next Proximate Annual Meeting.

(d) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by an Appointed Director (or the Replacement Director, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company in a manner consistent with such person’s and Starboard’s obligations under this Agreement.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) prior to the Board appointing any Appointed Directors as directors pursuant to this Agreement, the Board is composed of six (6) directors and that there are no vacancies on the Board and (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard does not beneficially own any shares of Common Stock before giving effect to the transactions contemplated by the Investment Agreements and the issuance of the Series A Preferred Shares to Starboard pursuant thereto, and (f) as of the date hereof, and except as set forth in clause (e) above or in the Investment Agreements, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Governance Period, none of the Company, Starboard or the Appointed Directors (or Replacement Directors, as applicable) shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6. Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) in accordance with the terms of the Purchase Agreement.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Acacia Research Corporation

4 Park Plaza, Suite 550

Irvine, California 92614

Attention: Jennifer Graff, Corporate Secretary

E-mail: jgraff@acaciares.com

Telephone: (949) 480-8300

Facsimile: (949) 480-8301

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention: Mark Skaist

E-mail: MSkaist@SYCR.com

Telephone: (949) 725-4117

Facsimile: (949) 823-5117

If to Starboard or any member thereof:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, NY 10017

Attention: Jeffrey C. Smith

Facsimile: (212) 845-7989

Email: jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky, Esq.

                 Andrew Freedman, Esq.

Facsimile:  (212) 451-2222

Email: swolosky@olshanlaw.com

            afreedman@olshanlaw.com

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Governance Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by any Starboard Appointee that do not disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, stockholders, agents, attorneys or representatives (“Opposition Statements”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply) except that any Opposition Statement will only speak to a matter that has been made public by the Company; provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13. Confidentiality.

The Parties acknowledge and agree that any Starboard Appointee (and any Replacement Director), upon election to the Board, will serve as a member of the Board and shall be (A) governed by the same protections and required to comply with the same obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other guidelines and policies, codes, procedures, processes, rules and standards of the Company applicable to all directors on the Board (collectively, “Company Policies”) and (B) required to preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees; provided, however, that any Starboard Appointee may disclose certain Company confidential information to Starboard in accordance with the terms of an appropriate confidentiality agreement.

14. Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement, together with the Investment Agreements and the other Transaction Documents (as defined in the Purchase Agreement) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or as expressly set forth in any of the Investment Agreements and the other Transaction Documents (as defined in the Purchase Agreement). No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. For the avoidance of doubt, Starboard’s rights hereunder are not saleable, transferrable or assignable in connection with the sale, transfer or assignment of any Securities (as defined in the Purchase Agreement). No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Governance Period (as extended hereunder), except provisions of Sections 6 through 10 and Sections 13 through 15, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

ACACIA RESEARCH CORPORATION

By:	/s/ Clifford Press
	Name:	Clifford Press
	Title:	Chief Executive Officer

[Signature Page to Governance Agreement]

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY FUND LP

By:	Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD INTERMEDIATE FUND LP

By:	Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value L LP, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Governance Agreement]

STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Governance Agreement]

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Governance Agreement]

STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE L LP STARBOARD VALUE R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

JEFFREY C. SMITH PETER A. FELD

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Individually and as Attorney-in-Fact for Peter A. Feld

[Signature Page to Governance Agreement]

Exhibit A